Exhibit (h)(3)

FIRST AMENDMENT TO THE STONE RIDGE TRUST

AMENDED AND RESTATED FUND ADMINISTRATION SERVICING AGREEMENT

THIS FIRST AMENDMENT, as of the 30th day of January 2019, to the Amended and Restated Fund Administration Servicing Agreement, dated October 30, 2017, (the “Agreement”), is entered into by and between STONE RIDGE TRUST, a Delaware statutory trust (the “Trust”) on behalf of each of its series (each a “Fund” and collectively the “Funds”) and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. Bank Global Fund Services, a Wisconsin limited liability company.

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the fees of the Agreement effective November 1, 2018; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by the parties; and

NOW, THEREFORE, the parties hereby amend the Agreement as follows:

1.	Beginning November 1, 2018 the PFIC and Third Party Data fees are waived for 12 months for the Elements International Small Cap Fund.

2.	Effective November 1, 2018 the current Exhibit C, Fee Schedule at April 2017, is replaced and superseded with Exhibit C, Fee Schedule at November 2018 attached hereto.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

STONE RIDGE TRUST		U.S. BANCORP FUND SERVICES, LLC
on behalf of each of the Funds individually and not jointly

By:	/s/ Anthony Zuco	By:	/s/ Anita M. Zagrodnik
Name:	Anthony Zuco	Name:	Anita M. Zagrodnik
Title:	Treasurer	Title:	Senior Vice President

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